REVOLVING LINE OF CREDIT NOTE
August 14, 2007

Not to Exceed $210,000 in Principal

For value received, the undersigned HAMBRECHT ASIA ACQUISITION CORP., a Delaware corporation (“Borrower”), promises to pay, in lawful money of the United States, to the order of Robert Eu, together with his successors and assigns (“Holder”), at such address as Holder may direct, the principal sum of Two Hundred Ten Thousand Dollars ($210,000) (the “Commitment Amount”), or so much thereof as shall have been advanced and shall remain unpaid hereunder, together with interest from date of disbursement at the rate of 4% per annum (the “Interest Rate”). Interest shall be computed at the Interest Rate on the basis of the actual number of days during which the principal balance is outstanding, divided by 365, which shall, for interest computation purposes, be considered one year. Notwithstanding anything to the contrary expressed or implied herein, all payments made by Borrower hereunder (including, without limitation, any prepayments) shall be applied first to pay any fees or expense reimbursement then due Holder, second to accrued and unpaid interest due under this Note and third to the reduction of principal due hereunder.

This Note is delivered pursuant to, and is subject to all of the terms and conditions of, that certain Revolving Line of Credit Agreement dated August 14, 2007 (as from time to time amended, modified, supplemented and restated, the “Loan Agreement”) among Borrower and Holder. Unless otherwise defined in this Note, capitalized terms used in this Note shall have the meanings ascribed to them in the Loan Agreement, and in the event of any conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall govern.

Maturity. This Note shall mature and become due and payable on the Termination Date.

Prepayment. Borrower may prepay Loans at any time, and reborrow subject to the terms of the Loan Agreement.

Event of Default. Should an Event of Default (as defined in the Loan Agreement) occur, Lender shall have the rights set forth in Section 7 of the Loan Agreement.

Borrower’s Acknowledgement. Borrower acknowledges that Holder is extending the credit contemplated hereby solely as an accommodation to Borrower, and is willing to do so in reliance upon Borrower’s monetary and non-monetary covenants contained herein and in the Loan Agreement.

Holder’s Acknowledgement. The Holder acknowledges and agrees that, as specified in Section 5 of the Loan Agreement, the Holder has limited recourse against Borrower for repayment of any and all amounts due and owing under this Note.

Miscellaneous. If this Note (or any payment due hereunder) is not paid when due, Borrower promises to pay all costs and expenses of collection and reasonable attorneys’ fees incurred by the Holder hereof on account of such collection, plus interest at the rate applicable to principal, whether or not suit is filed hereon. Borrower consents to renewals, replacements and extensions of time for payment hereof, before, at, or after maturity, consents to the acceptance, release or substitution of security for this Note, and waives demand and protest. The indebtedness evidenced hereby shall be payable in lawful money of the United States of America. In any action brought under or arising out of this Note and the other Loan Documents, Borrower, including successor(s) or assign(s), hereby consents to the application of New York law. No single or partial exercise of any power hereunder, or under any other Loan Document in connection herewith, shall preclude other or further exercises thereof or the exercise of any other such power.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

HAMBRECHT ASIA ACQUISITION CORP.

/s/John Wang
By: John Wang
Its: Chief Executive Officer